ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson city, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140202007-68
Filing Date and Time 03/19/2014 4:15 PM
Entity Number E0448952005-2

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78390 - After Issuance of Stock)

1. Name of corporation

MOBILE DATA CORP.

2. The articles have been amended as follows: (provide article numbers, if available)

FIRST. The name of the corporation is GeoTraq Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  52.8%

4. Effective date of filing: (optional)    Date: 4/1/2014     Time:  12:01am

5. Signature (required)

/s/ Gregg Sullivan